UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           June 23, 2009
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127

(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure

On June 23, 2009, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) and Monogram Biosciences, Inc. (NASDAQ: MGRM) announced that they have entered into a definitive agreement and plan of merger under which LabCorp will acquire all of the outstanding shares of Monogram in a cash tender offer for $4.55 per share for an implied total equity value of approximately $106.7 million, or a total enterprise value of approximately $155 million at March 31, 2009, including net indebtedness.

The acquisition is expected to be approximately $0.12 dilutive to LabCorp’s 2009 earnings per share (EPS), including approximately $0.04 of transaction related costs, and slightly accretive to 2010 EPS.

Under the terms of the agreement and plan of merger, LabCorp’s acquisition subsidiary, Mastiff Acquisition Corp., will commence a tender offer to purchase all outstanding shares of Monogram Biosciences, Inc. for $4.55 per share in cash, without interest. Following the completion of the tender offer, LabCorp expects to merge Mastiff Acquisition Corp. and Monogram resulting in any shares not purchased in the tender offer being converted into the right to receive the same cash price per share as paid in the tender offer. The tender offer and the merger are subject to customary closing conditions set forth in the agreement and plan of merger, including the acquisition in the tender offer of a majority of Monogram’s outstanding shares on a fully diluted basis (excluding out of the money options) and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the acquisition is expected in the third quarter of 2009.

The Board of Directors of Monogram Biosciences, Inc. has unanimously determined that the offer and the merger are advisable, fair to, and in the best interests of Monogram and its stockholders, approved the agreement and plan of merger and the other transactions contemplated thereby, including the tender offer, and recommended that the Monogram stockholders accept the offer and tender their shares in the offer when it is made.

The total $155 million estimated enterprise value of the transaction is based on Monogram’s approximately 23.5 million fully diluted shares outstanding less net cash and cash equivalents on hand as of March 31, 2009, plus outstanding indebtedness as of that date.

Exhibits

99.1 Press Release dated June 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings (Registrant)
Date: June 23, 2009	By:	/s/F. Samuel Eberts III
F. Samuel Eberts III, Chief Legal Officer and Secretary